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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                            Commission File Number______________

     ______________________________________________________________________
                      GREAT AMERICAN FINANCIAL CORPORATION
     ______________________________________________________________________
               528 DEKALB STREET P.O.BOX 309 NORRISTOWN, PA 19404
     ______________________________________________________________________
                                  COMMON SHARES


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(i)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6  [X]

Approximate number of holders of record as of the certification or notice date:
APRIL 20TH, 2003, 2000 SHAREHOLDERS.

Pursuant to the requirements of the Securities Exchange Act of 1934, Great American Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: APRIL 22nd 2003.

/s/ Gregory R. Noonan
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BY: GREGORY R. NOONAN, ESQ. PRES. CEO